PHILIP VOGEL & CO. PC
CERTIFIED PUBLIC ACCOUNTANTS

12400 COIT ROAD
SUITE 1000
DALLAS, TEXAS 75251-2005
214/346-5800 Fax: 214/346-5899
E-mail: firm@philipvogel.com

Consent of Independent Auditors

The Board of Directors
Preferred Voice, Inc.

We hereby consent to the use in the Form 10-K filing of our report dated June 17, 2010, relating to the balance sheet of Preferred Voice, Inc. as of March 31, 2010, and the related statements of operations, changes in shareholders' equity, and cash flows for the year ended March 31, 2010, which are contained in that filing.

Philip Vogel & Co. PC

Philip Vogel & Co. PC

Dallas, Texas

June 17, 2010